Exhibit 99.1
Tilly's, Inc. Reports Fiscal 2025 Second Quarter Operating Results
Introduces Third Quarter Outlook with Continued Improvement in Sequential Sales Trend

Irvine, CA – September 3, 2025 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the second quarter of fiscal 2025 ended August 2, 2025.
"We believe we are beginning to see the positive impacts of our efforts to stabilize our business. Our comparable net sales trend has improved each quarter since the end of fiscal 2024, including through fiscal August to begin the third quarter," commented Hezy Shaked, Co-Founder and Executive Chairman. "I am excited to welcome Nate Smith to Tillys as our new Chief Executive Officer, and I look forward to working with him and our team as we seek to continue building upon our progress made thus far toward generating improved sales results and profitability over time."
Operating Results Overview
Fiscal 2025 Second Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the second quarter of fiscal 2025 ended August 2, 2025 versus the second quarter of fiscal 2024 ended August 3, 2024.
•Total net sales were $151.3 million, a decrease of 7.1%. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 4.5%.
◦Net sales from physical stores were $122.7 million, a decrease of 7.3%. The Company ended the second quarter with 232 total stores, a decrease of 15 stores or 6.1%, compared to 247 total stores at the end of the second quarter last year. Comparable store net sales decreased 4.1% relative to the comparable 13-week period ended August 3, 2024. Net sales from physical stores represented 81.1% of total net sales this year compared to 81.3% of total net sales last year.
◦Net sales from e-com were $28.5 million, a decrease of 6.6%. E-com net sales decreased 6.2% relative to the comparable 13-week period ended August 3, 2024. E-com net sales represented 18.9% of total net sales this year compared to 18.7% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $49.1 million, or 32.5% of net sales, compared to $49.9 million, or 30.7% of net sales, last year. Product margins improved by 210 basis points primarily due to the combination of higher initial markups and lower markdowns as a result of operating with reduced, more current inventory. Buying, distribution, and occupancy costs deleveraged by 30 basis points collectively, despite being $2.4 million lower than last year, primarily due to carrying these costs against a lower level of net sales this year. Occupancy costs decreased by $1.7 million, primarily due to operating 15 fewer net stores compared to last year. Distribution costs decreased by $0.6 million due primarily to reduced temporary labor expenses.
•Selling, general and administrative ("SG&A") expenses were $46.4 million, or 30.7% of net sales, compared to $50.8 million, or 31.2% of net sales, last year. The $4.4 million decrease in SG&A was primarily attributable to decreases in store payroll and related benefits of $1.9 million, non-cash asset write-down charges of $0.7 million, e-com fulfillment temporary labor of $0.5 million, and corporate payroll and related benefits of $0.4 million, among other items.
•Operating income was $2.7 million, or 1.8% of net sales, compared to operating loss of $0.9 million, or 0.5% of net sales, last year, due to the combined impact of the factors noted above.
•Income tax benefit was $41 thousand, or (1.3)% of pre-tax income, compared to income tax benefit of $4 thousand, or 6.2% of pre-tax loss, last year. Both years' income tax results include the continuing impact of a full, non-cash deferred tax asset valuation allowance. This year's income tax benefit includes the refund of certain income tax credit carryforwards and state income tax carryback claims.

•Net income was $3.2 million, or $0.10 per diluted share, compared to net loss of $0.1 million, or $0.00 per share, last year. Weighted average diluted shares were 30.3 million this year compared to 30.0 million shares last year.
Fiscal 2025 First Half Operating Results Overview
The following comparisons refer to the Company's operating results for the first half of fiscal 2025 ended August 2, 2025 versus the first half of fiscal 2024 ended August 3, 2024.
◦Total net sales were $258.9 million, a decrease of 7.1%. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 5.5%.
▪Net sales from physical stores were $208.6 million, a decrease of 7.3%. Comparable store net sales decreased 5.3% relative to the comparable 26-week period ended August 3, 2024. Net sales from physical stores represented 80.6% of total net sales this year compared to 80.8% of total net sales last year.
▪Net sales from e-com were $50.2 million, a decrease of 6.3%. E-com net sales decreased 6.4% relative to the comparable 26-week period ended August 3, 2024. E-com net sales represented 19.4% of total net sales this year compared to 19.2% of total net sales last year.
◦Gross profit, including buying, distribution, and occupancy costs, was $70.4 million, or 27.2% of net sales, compared to $74.2 million, or 26.6% of net sales, last year. Product margins improved by 140 basis points primarily due to higher initial markups and lower markdowns as a result of operating with reduced, more current inventory. Buying, distribution, and occupancy costs deleveraged by 80 basis points collectively, despite being $3.2 million lower than last year, primarily due to carrying these costs against a lower level of net sales this year. Occupancy costs decreased by $2.7 million, primarily due to operating 15 fewer net stores compared to last year.
◦Selling, general and administrative ("SG&A") expenses were $90.4 million, or 34.9% of net sales, compared to $95.9 million, or 34.4% of net sales, last year. The $5.5 million decrease in SG&A was primarily attributable to decreases in store payroll and related benefits of $2.9 million and non-cash asset write-down charges of $1.2 million, among other items.
◦Operating loss was $20.0 million, or 7.7%% of net sales, compared to $21.6 million, or 7.8% of net sales, last year, due to the combined impact of the factors noted above.
◦Income tax benefit was $0.2 million, or 0.9% of pre-tax loss, compared to $17 thousand, or 0.1% of pre-tax loss, last year. Both years' income tax results include the continuing impact of a full, non-cash deferred tax asset valuation allowance. This year's income tax benefit also includes the refund of certain income tax credit carryforwards and state income tax carryback claims.
◦Net loss was $19.0 million, or $0.63 per share, compared to $19.7 million, or $0.66 per share, last year. Weighted average shares were 30.1 million this year compared to 30.0 million shares last year.
Balance Sheet and Liquidity
As of August 2, 2025, the Company had total available liquidity of $113.7 million, comprised of $50.7 million of cash and cash equivalents and $63.0 million of available, undrawn borrowing capacity under its asset-backed credit facility. Total inventories decreased by 14.5% compared to August 3, 2024. Total year-to-date capital expenditures at the end of the second quarter were $2.1 million this year compared to $4.6 million at the end of the second quarter of fiscal 2024.

Fiscal 2025 Third Quarter Outlook
Total comparable net sales for fiscal August ended August 30, 2025 increased by 0.9% relative to the comparable period of last year. Based on current and historical trends, the Company currently estimates the following for the third quarter of fiscal 2025 ending November 1, 2025:
•Net sales in the range of approximately $134 million to $140 million, translating to an estimated comparable net sales range of a decrease of 2% to an increase of 2%, respectively, relative to the comparable period last year;
•SG&A expenses to be approximately $47 million, excluding any potential non-cash asset impairment charges that may arise;
•Net loss of approximately $10.5 million to $7 million, respectively, with a near-zero effective income tax rate due to the continuing impact of a full, non-cash valuation allowance on deferred tax assets; and
•Per share results to be in the range of a net loss of $0.35 to $0.23, respectively, compared to a net loss per share of $0.43 for last year's third quarter.
•Total quarter-ending store count of 230 compared to 246 at the end of last year's third quarter, with four store closures and two new store openings during the quarter. At this time, the Company expects to close two additional stores in the fourth quarter, although more are possible at the end of the fiscal year depending upon the outcome of lease renewal negotiations with landlords.
•Total quarter-ending liquidity of approximately $83 million to $86 million with no debt, comprised of total cash, cash equivalents and marketable securities in the range of approximately $20 million to $25 million, and available, undrawn borrowing capacity of approximately $61 million to $63 million under its asset-backed credit facility. The Company does not anticipate needing to initiate borrowings under its credit facility at any time during fiscal 2025.
Conference Call Information
A conference call with analysts to discuss these financial results is scheduled for today, September 3, 2025, at 4:30 p.m. ET (1:30 p.m. PT). Analysts interested in participating in the call are invited to dial (877) 300-8521 (domestic) or (412) 317-6026 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until September 10, 2025, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10201716.
About Tillys
Tillys is a destination specialty retailer of casual apparel, footwear, and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 231 total stores across 33 states, as well as its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the improvement in our comparable net sales trend and our ability to maintain or improve upon it, the impacts of inflation, tariffs, and potential recession on us and our customers, including on our future financial condition or operating results, expectations regarding changes in the macro-economic environment, customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to the impact of inflation on consumer behavior and our business and operations, supply chain difficulties, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, or enhance awareness of our brand and brand image, general consumer spending patterns and levels, including changes in historical spending patterns, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	August 2, 2025	February 1, 2025	August 3, 2024
ASSETS
Current assets:
Cash and cash equivalents	$50,680	$21,056	$36,749
Marketable securities	—	25,653	39,947
Receivables	10,410	4,094	13,176
Merchandise inventories	81,229	69,178	95,011
Prepaid expenses and other current assets	8,251	10,979	9,539
Total current assets	150,570	130,960	194,422
Operating lease assets	157,342	169,805	188,711
Property and equipment, net	35,844	40,139	44,612
Other assets	1,775	1,559	1,452
TOTAL ASSETS	$345,531	$342,463	$429,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,703	$11,120	$42,961
Accrued expenses	19,327	12,750	20,011
Deferred revenue	13,004	14,116	13,615
Accrued compensation and benefits	10,121	9,418	11,488
Current portion of operating lease liabilities	44,832	48,384	51,414
Current portion of operating lease liabilities, related party	3,581	3,423	3,269
Other liabilities	119	172	270
Total current liabilities	132,687	99,383	143,028
Long-term liabilities:
Noncurrent portion of operating lease liabilities	116,205	126,216	141,565
Noncurrent portion of operating lease liabilities, related party	14,015	15,844	17,596
Other liabilities	124	149	235
Total long-term liabilities	130,344	142,209	159,396
Total liabilities	263,031	241,592	302,424
Stockholders’ equity:
Common stock (Class A)	23	23	23
Common stock (Class B)	7	7	7
Preferred stock	—	—	—
Additional paid-in capital	175,648	174,829	173,939
Accumulated deficit	(93,178)	(74,191)	(47,652)
Accumulated other comprehensive income	—	203	456
Total stockholders’ equity	82,500	100,871	126,773
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$345,531	$342,463	$429,197

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Net sales	$151,256	$162,867	$258,867	$278,723

Cost of goods sold (includes buying, distribution, and occupancy costs)	101,222	112,013	186,616	202,625
Rent expense, related party	932	934	1,864	1,865
Total cost of goods sold (includes buying, distribution, and occupancy costs)	102,154	112,947	188,480	204,490
Gross profit	49,102	49,920	70,387	74,233

Selling, general and administrative expenses	46,291	50,648	90,132	95,616
Rent expense, related party	133	131	266	264
Total selling, general and administrative expenses	46,424	50,779	90,398	95,880

Operating income (loss)	2,678	(859)	(20,011)	(21,647)
Other income, net	446	786	844	1,940
Income (loss) before income taxes	3,124	(73)	(19,167)	(19,707)
Income tax benefit	(41)	(4)	(180)	(17)
Net income (loss)	$3,165	$(69)	$(18,987)	$(19,690)
Basic net income (loss) per share of Class A and Class B common stock	$0.11	$(0.00)	$(0.63)	$(0.66)
Diluted net income (loss) per share of Class A and Class B common stock	$0.10	$(0.00)	$(0.63)	$(0.66)
Weighted average basic shares outstanding	30,091	30,029	30,075	29,995
Weighted average diluted shares outstanding	30,266	30,029	30,075	29,995

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twenty-Six Weeks Ended
	August 2, 2025	August 3, 2024
Cash flows from operating activities
Net loss	$(18,987)	$(19,690)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,606	6,305
Insurance proceeds from casualty loss	—	131
Stock-based compensation expense	819	1,167
Impairment of assets	1,134	2,499
Loss (gain) on disposal of assets	18	(35)
Gain on maturities of marketable securities	(363)	(1,121)
Changes in operating assets and liabilities:
Receivables	(6,054)	(6,863)
Merchandise inventories	(12,051)	(31,983)
Prepaid expenses and other assets	2,599	3,003
Accounts payable	30,570	28,436
Accrued expenses	6,927	7,048
Accrued compensation and benefits	703	1,586
Operating lease liabilities	(3,869)	(4,112)
Deferred revenue	(1,112)	(1,342)
Other liabilities	(90)	(232)
Net cash provided by (used in) operating activities	5,850	(15,203)

Cash flows from investing activities
Purchases of marketable securities	—	(39,290)
Purchases of property and equipment	(2,051)	(4,625)
Proceeds from maturities of marketable securities	25,816	48,500
Insurance proceeds from casualty loss	—	23
Proceeds from sale of property and equipment	9	23
Net cash provided by investing activities	23,774	4,631

Cash flows from financing activities
Proceeds from exercise of stock options	—	294
Net cash provided by financing activities	—	294

Change in cash and cash equivalents	29,624	(10,278)
Cash and cash equivalents, beginning of period	21,056	47,027
Cash and cash equivalents, end of period	$50,680	$36,749

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2024 Q1	248	2	4	246	1,784
2024 Q2	246	1	—	247	1,791
2024 Q3	247	—	1	246	1,780
2024 Q4	246	4	10	240	1,730
2025 Q1	240	1	3	238	1,707
2025 Q2	238	1	7	232	1,657

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com